Exhibit (a)(1)(D)

PLEASE READ THIS DOCUMENT FIRST!

IF YOUR SHARES ARE HELD IN A CUSTODIAL ACCOUNT, AS NOTED BY THE REGISTRATION ON THE ENCLOSED LETTER OF TRANSMITTAL, ON PAGE ONE, YOU MUST DELIVER THESE MATERIALS TO THE RECORD HOLDER, WHICH IS YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN OR OTHER NOMINEE SHOULD YOU WISH TO PARTICIPATE IN THIS OFFER. YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN OR OTHER NOMINEE MUST EXECUTE WITH A MEDALLION GUARANTEE AND SUBMIT THE LETTER OF TRANSMITTAL TO THE DEPOSITARY ON YOUR BEHALF. ANY LETTER OF TRANSMITTAL DELIVERED TO THE DEPOSITARY THAT IS NOT SIGNED BY THE BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN OR OTHER NOMINEE WILL BE REJECTED AND NOT TENDERED INTO THE OFFER.

EXAMPLES OF REGISTRATION TYPES THAT MUST BE SIGNED BY THE RECORD HOLDER

RBC CAPITAL MARKETS CUST FBO JOHN DOE IRA

PERSHING LLC FBO JANE DOE IRA

NATIONAL FINANCIAL SERVICES FBO JOHN DOE JANE DOE JT TEN